Exhibit 21.1
List of Subsidiaries of WPX Energy, Inc.
(all Delaware entities unless otherwise indicated)

1.	Barrett Resources International Corporation

2.	Bison Royalty LLC

3.	Diamond Elk, LLC – a Colorado limited liability company

4.	Mockingbird Pipeline, L.P.

5.	Northwest Argentina Corporation – a Utah corporation

6.	RW Gathering, LLC

7.	SW Gathering, LLC

8.	WPX Energy Appalachia, LLC

9.	WPX Energy Arkoma Gathering, LLC

10.	WPX Enterprises, Inc.

11.	WPX Energy Gulf Coast, LP
Assumed name in Texas: Williams Prod. Gulf Coast, L.P.

12.	WPX Energy Holdings, LLC

13.	WPX Energy Keystone, LLC

14.	WPX Energy Marcellus Gathering, LLC

15.	WPX Energy Mid-Continent Company, an Oklahoma corporation

16.	WPX Energy Production, LLC
Fictitious name in Oklahoma: WEG-Production Company, LLC

17.	WPX Energy Rocky Mountain, LLC

18.	WPX Energy RM Company

19.	WPX Energy Marketing, LLC

20.	WPX Energy Marketing Services Company, LLC

21.	WPX Energy Services Company, LLC

22.	WPX Energy Van Hook Gathering Services, LLC

23.	WPX Energy Williston, LLC
Trade name in North Dakota: D3 E & P LLC

24.	WPX Gas Resources Company

25.	Minuteman Exploration, LLC

26.	Minuteman Holding, LLC

27.	Betterit Land & Title Holding Company, LLC – a New Mexico Limited Liability Company
Fictitious name in Oklahoma: WPX Energy Chaco Slope, LLC

International subsidiaries:

1.	WPX Energy International Oil & Gas (Venezuela), Ltd. – a Cayman Islands corporation

2.	Apco Oil and Gas International Inc. – a Cayman Islands corporation

3.	Apco Argentina S.A – an Argentina entity

4.	Apco Austral S.A. – an Argentina entity

5.	Apco Properties Ltd. – a Cayman Islands corporation